EXHIBIT 99.(a)(1)(A)

ZORAN CORPORATION
OFFER TO AMEND ELIGIBLE OPTIONS

JUNE 1, 2007

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
AT 11:59 P.M., PACIFIC TIME, ON JULY 2, 2007,
UNLESS THE OFFER IS EXTENDED

As more fully described in the attached disclosure document for the Offer to Amend Eligible Options (“Offering Memorandum”), Zoran Corporation (“Zoran,” “us” or “we”) is offering certain individuals the opportunity to amend certain outstanding stock options to purchase Zoran common stock previously granted to them. We are making this offer upon the terms and subject to the conditions described in the Offering Memorandum and the related Election Form and Stock Option Amendment and Cash Bonus Agreement, including the conditions described in Section 7 of the Offering Memorandum (“Offer”).

The Offer will expire on the expiration date, currently set for July 2, 2007, unless extended (“Expiration Date”). If we extend the period of time during which the Offer remains open, the term “Expiration Date” will refer to the last time and date on which the Offer expires.

A stock option will be subject to the Offer only to the extent that option meets each of the following conditions (an option that satisfies each of the following conditions is designated an “Eligible Option” for purposes of the Offer):

(i)                                 The option was granted under one of the following Zoran stock incentive plans (collectively, “Plans”):

•                                          the Zoran Corporation 2000 Nonstatutory Stock Option Plan; and

•                                          the Oak Technology, Inc. 2002 Stock Option Plan for the Teralogic Group;

(ii)                               The option was granted, for accounting purposes, with an exercise price that is less than the fair market value of the underlying stock on the applicable date of grant for accounting purposes (“Measurement Date”);

(iii)                            The option was unvested as of December 31, 2004 (if only a portion of the option was unvested as of December 31, 2004, then only that unvested portion of the option will be an Eligible Option);

(iv)                           The option is held by an individual who is, on the Expiration Date, a current employee of Zoran or an affiliated company (such as a subsidiary) and subject to income taxation in the United States with respect to that option (an “Eligible Optionee”); and

(v)                              The option is outstanding on the Expiration Date.

None of our current or former officers or members of our Board of Directors is eligible to participate in the Offer.

Unless remedial action is taken to adjust the exercise price of an Eligible Option, that option may be subject to adverse tax consequences under Section 409A of the Internal Revenue Code. Accordingly, Zoran is making the Offer so that each Eligible Optionee holding one or more Eligible Options will have the opportunity to amend those options to the extent necessary to avoid such adverse taxation. The amendment will adjust the exercise price per share currently in effect for an Eligible Option to the fair market value of the underlying stock on the Measurement Date of that option. The new exercise price per share will be designated the “Adjusted Exercise Price” and will become effective on the first business day following the Expiration Date (“Amendment Date”). The option as so amended for the Adjusted Exercise Price will be designated an “Amended Option.”

If only a portion of an outstanding option is an Eligible Option (i.e., the portion of such option that was unvested as of December 31, 2004), then only that portion may be amended pursuant to the Offer. The balance of such option will not be subject to the Offer and will not constitute an Eligible Option for purposes of the Offer. That portion (i.e., the portion that was vested as of December 31, 2004) will retain its current exercise price and we believe that it will not be subject to adverse tax consequences under Section 409A of the Internal Revenue Code.

As an additional part of the Offer, each Eligible Optionee whose Eligible Option is amended to increase the exercise price pursuant to the Offer will become entitled to a special cash bonus (“Cash Bonus”) with respect to that Eligible Option. The amount of the Cash Bonus payable with respect to each Eligible Option that is amended to increase the exercise price to the Adjusted Exercise Price will be determined by multiplying (i) the amount by which the Adjusted Exercise Price exceeds the exercise price per share currently in effect for that Eligible Option by (ii) the number of shares of Zoran common stock purchasable under that option at the Adjusted Exercise Price. We expect to pay the Cash Bonus on January 4, 2008. This delayed payment is required by applicable Internal Revenue Service (“IRS”) regulations. This payment in January 2008 will be subject to our collection of all applicable withholding taxes and other amounts required to be withheld by us. This Cash Bonus will be paid whether or not you continue in Zoran’s employ through the payment date.

If you are not in the employ of Zoran or any affiliated entity on the Expiration Date, then none of your tendered Eligible Options will be amended, and you will not become entitled to any Cash Bonus with respect to those options. The tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share.

Attached to the Offering Memorandum is your Election Form that contains personalized information with respect to each Eligible Option you hold, including:

•                  the grant date indicated for that option on the applicable option agreement or grant notice;

•                  the current exercise price per share in effect for that option;

•                  the number of shares of Zoran common stock purchasable under that Eligible Option;

•                  the Measurement Date of that option; and

•                  the fair market value per share of the underlying stock on the Measurement Date.

As of April 30, 2007, options to purchase approximately 4,249,879 shares of Zoran common stock were issued and outstanding under the Plans, including Eligible Options to purchase up to approximately 204,556 shares of Zoran common stock.

You are not required to accept the Offer. If you wish to accept the Offer with respect to a particular Eligible Option, you must tender all of that option for amendment. If you hold more than one Eligible Option, then you may elect to tender one or more of those options and retain the balance. The Offer is not conditioned upon the acceptance of the Offer with respect to a minimum number of Eligible Options.

Although our Board of Directors has approved the Offer, neither we nor our Board of Directors will make any recommendation as to whether you should tender your Eligible Options for amendment. You must make your own decision whether to tender your Eligible Options after taking into account your own personal circumstances and preferences. You should be aware that adverse tax consequences under Section 409A may apply to your Eligible Options if they are not amended pursuant to the Offer, and you will be solely responsible for any taxes, interest or penalties you may incur under Section 409A. For that reason, we recommend that you consult with your personal tax advisor to determine the consequences of accepting or declining the Offer.

Shares of Zoran common stock are quoted on the NASDAQ Global Select Market under the symbol “ZRAN.” On May 31, 2007, the last reported sale price of Zoran common stock on the NASDAQ Global Select Market was $20.13 per share. The Adjusted Exercise Price to be in effect for each Eligible Option amended pursuant to the Offer will represent the fair market value of the underlying stock on the Measurement Date. Neither the exercise price currently in effect for each Eligible Option nor the Adjusted Exercise Price for each such option is meant to reflect our view of what the trading price of Zoran common stock will be in the short, medium or long-term.

You should direct questions about the Offer or requests for assistance or for additional copies of this document, the related Tender Offer Statement on Schedule TO or the Election Form and Stock Option Amendment and Cash Bonus Agreement to Karen Pereira at (408) 523-6596 or karen.pereira@zoran.com.

We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than the information and representations contained in this document, the related Tender Offer Statement on Schedule TO or in the related Election Form and Stock Option Amendment and Cash Bonus Agreement. If anyone makes any representation or gives you any information that is different from the representations and information contained in the Offer, the related Tender Offer Statement on Schedule TO or in the related Election Form and Stock Option Amendment and Cash Bonus Agreement, you must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Eligible Options pursuant to the Offer. If anyone makes any recommendation to you, you must not rely upon that recommendation as having been authorized by us. You should rely only on the representations and information contained in the Offer, the related Tender Offer Statement on Schedule TO, Election Form and Stock Option Amendment and Cash Bonus Agreement and such other documents to which we have referred you.

The Offer has not been approved or disapproved by the United States Securities and Exchange Commission (“SEC”) or any state or foreign securities commission nor has the SEC or any state or foreign securities commission passed upon the accuracy or adequacy of the information contained in the Offer. Any representation to the contrary is a criminal offense. We recommend that you consult with your tax advisor to determine the tax consequences of electing or not electing to participate in the Offer.

IMPORTANT INFORMATION

If you wish to tender one or more of your Eligible Options for amendment, you must properly (i) complete and sign your Election Form in accordance with the applicable instructions for that form and (ii) return your completed and signed Election Form (a) by fax to the attention of Karen Pereira at (408) 523-6541, (b) by email to karen.pereira@zoran.com or (c) by hand delivery to Karen Pereira at Zoran Corporation, 1390 Kifer Road, Sunnyvale, California 94086.

You must complete the tender and election process in the foregoing manner by 11:59 p.m. Pacific Time on July 2, 2007. If we extend the Offer beyond July 2, 2007, you must complete the process before the extended expiration date of the Offer.

You may request an additional written copy of any or all of these materials at no charge by sending an email to karen.pereira@zoran.com.

As soon as administratively practicable following the Amendment Date, we will return to you a final and complete Stock Option Amendment and Cash Bonus Agreement that will evidence the Adjusted Exercise Price for each of your Amended Options and will set forth the terms of the Cash Bonus payable with respect to each of your Amended Options.

The key dates to remember in connection with the Offer are as follows:

•                                          The commencement date of the Offer is June 1, 2007.

•                                          The Offer will expire at 11:59 pm Pacific Time on July 2, 2007 (unless we extend it).

•                                          The Eligible Options will be amended on July 3, 2007 (unless we extend the Offer). Please be aware that your option account at your broker may not accurately reflect the amendment for up to five business days following the Amendment Date.

•                                        We expect that the Cash Bonus for the Amended Options will become payable on January 4, 2008. This delayed payment is required by applicable IRS regulations.

We are not making the Offer to, nor will we accept any tender of Eligible Options on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any option tender would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to legally make the Offer to option holders in any such jurisdiction.

ZORAN CORPORATION

OFFERING MEMORANDUM

FOR

OFFER TO AMEND ELIGIBLE OPTIONS

SUMMARY TERM SHEET

This section provides a table describing the material terms of the Offer and then reviews, in question-and-answer format, the material terms of the Offer. Because this summary does not contain all of the information you should consider in deciding whether to accept the Offer, you should read carefully the remainder of this disclosure document for the Offer, as well as the information to which we refer you. The Offer is made subject to the terms and conditions of these documents, as they may be amended. You should also review and consider the risks detailed in the section entitled “Risk Factors Relating to the Offer.”

Summary of Material Terms of the Offer

Eligible Options	Eligible Options are those stock options that meet each of the following conditions:

	(i)	The option was granted under one of the following Zoran stock incentive plans:

• the Zoran Corporation 2000 Nonstatutory Stock Option Plan; and

• the Oak Technology, Inc. 2002 Stock Option Plan for the Teralogic Group;

(ii)

The option was granted, for accounting purposes, with an exercise price that is less than the fair market value of the underlying stock on the applicable date of grant for accounting purposes (“Measurement Date”);

	(iii)	The option was unvested as of December 31, 2004 (if only a portion of the option was unvested as of December 31, 2004, then only that unvested portion of the option will be an Eligible Option);

	(iv)	The option is held by an individual who is, on the Expiration Date, an Eligible Optionee; and

	(v)	The option is outstanding on the Expiration Date.

Eligible Optionees

Eligible Optionees are those individuals who were granted an Eligible Option and who, as of the Expiration Date, are (1) current employees of Zoran and (2) subject to U.S. taxation may participate in the Offer. None of our current or former officers or members of our Board of Directors is eligible to participate in the Offer.

Proposed Amendment

The amendment will adjust the exercise price per share currently in effect for an Eligible Option to the fair market value of the underlying stock on the Measurement Date of the option. The new exercise price per share will be designated the “Adjusted Exercise Price” and will become effective on the first business day following the Expiration Date (“Amendment Date”). The other material terms and conditions of the Eligible Option, including the vesting schedule and option expiration date, will not be affected by the Offer.

Adjusted Exercise Price

Original Date of Grant	Measurement Date	Current Exercise Price	Adjusted Exercise Price
9/19/2001	9/26/2001	$11.52	$15.47
9/19/2001	10/31/2001	$11.52	$16.86
9/19/2001	12/4/2001	$11.52	$23.55
2/8/2002	1/29/2002	$19.18	$20.63
2/8/2002	2/25/2002	$19.18	$21.29
2/19/2002	4/22/2002	$20.57	$25.63
8/9/2002	8/20/2002	$12.36	$15.08
8/9/2002	8/22/2002	$12.36	$14.69
10/7/2002	10/20/2002	$9.29	$13.77
10/7/2002	10/26/2002	$9.29	$14.91
10/7/2002	11/4/2002	$9.29	$16.29
10/7/2002	11/18/2002	$9.29	$16.07
10/28/2002	10/28/2002	$2.9403	$5.10
12/31/2002	1/6/2003	$14.07	$16.05
11/3/2003	11/25/2003	$17.41	$17.68

Cash Bonus

For each Eligible Option that is tendered and accepted under the Offer, Eligible Optionees will receive a cash bonus equal to the increase in exercise price, multiplied by the total number of shares subject to the Eligible Option (less applicable withholdings) (“Cash Bonus”). We expect to pay the Cash Bonus on January 4, 2008.

Election Choices

If an Eligible Optionee wishes to accept the Offer with respect to a particular Eligible Option, he or she must tender all of that option for amendment. If an Eligible Optionee holds more than one Eligible Option, then he or she may elect to tender one or more of those options and retain the balance.

Expiration Date	The Offer will expire on July 2, 2007, unless extended (“Expiration Date”).

FREQUENTLY ASKED QUESTIONS

The following are answers to some of the questions that you may have about the Offer. We urge you to read carefully the remainder of this document and the accompanying Election Form and Stock Option Amendment and Cash Bonus Agreement (which when taken together, as they may each be amended or supplemented from time to time, constitute the “Offer”) because the information in this summary and in the introductory pages preceding this summary is not complete and may not contain all of the information that is important to you. Additional important information is contained in the remainder of this document and the Election Form and Stock Option Amendment and Cash Bonus Agreement.

What options are eligible for amendment pursuant to the Offer?

Section 409A to the Internal Revenue Code (“Code”) provides that an option granted with a below-market exercise price, to the extent it was not vested as of December 31, 2004, will be subject to adverse income taxation (as described below), unless that option is brought into compliance with Section 409A before exercise. Zoran has decided to offer Eligible Optionees holding such options the opportunity to amend each such option in an effort to avoid adverse taxation under Section 409A.

An outstanding option to purchase shares of Zoran common stock will be eligible for amendment pursuant to the Offer if that option meets each of the following conditions (an option that satisfies each of the following conditions is designated an “Eligible Option” for purposes of the Offer):

(i)                                The option was granted under one of the following Zoran stock incentive plans (“Plans”):

•                                          the Zoran Corporation 2000 Nonstatutory Stock Option Plan; and

•                                          the Oak Technology, Inc. 2002 Stock Option Plan for the Teralogic Group;

(ii)                             The option was granted, for accounting purposes, with an exercise price that is less than the fair market value of the underlying stock on the applicable date of grant for accounting purposes (“Measurement Date”);

(iii)                          The option was unvested as of December 31, 2004 (if only a portion of the option was unvested as of December 31, 2004, then only that unvested portion of the option will be an Eligible Option);

(iv)                         The option is held by an individual who is, on the Expiration Date, an Eligible Optionee; and

(v)                            The option is outstanding on the Expiration Date.

None of our current or former officers or members of our Board of Directors is eligible to participate in the Offer.

What other defined terms are important to understand the Offer?

For purposes of the Offer, you also should be familiar with the following additional definitions.

“Adjusted Exercise Price” is the new exercise price per share that will be in effect for any tendered Eligible Option that is amended pursuant to the Offer and will be equal to the fair market value of the underlying stock on the Measurement Date of the option.

“Amended Option” will mean an Eligible Option that has been amended pursuant to the Offer to increase the exercise price per share for the Zoran common stock purchasable under that option to the Adjusted Exercise Price determined for such option.

“Amendment Agreement” will mean the Election Form and Stock Option Amendment and Cash Bonus Agreement that will evidence the Adjusted Exercise Price for each of your Amended Options and set forth the terms of the Cash Bonus payable with respect to each of your Amended Options. A form of the Amendment Agreement is attached as an exhibit to the Offering Memorandum.

“Amendment Date” will mean the date on which each Eligible Option is amended to increase the exercise price of that option to the Adjusted Exercise Price and will be July 3, 2007 or, if the Offer is extended, the first business day following the extended expiration date of the Offer.

“Cash Bonus” is the special cash bonus to which each Eligible Optionee will become entitled if the current exercise price of one or more of his or her Eligible Options is increased pursuant to the Offer.

“Election Form” is the form that the Eligible Optionee must use to notify us as to the particular Eligible Options he or she has elected to tender for amendment pursuant to the terms of the Offer.

“Eligible Optionee” is each person who is, on the Expiration Date, a current employee of Zoran or any affiliated entity (such as a subsidiary or joint venture entity) and subject to income taxation in the United States with respect to his or her tendered Eligible Options. None of our current or former officers or members of our Board of Directors is eligible to participate in the Offer.

“fair market value” per share of Zoran common stock on any relevant date will be deemed to be equal to the closing selling price per share of such stock on that date on the NASDAQ Global Select Market.

Why is Zoran making the Offer?

We are making the Offer to amend the Eligible Options because of potential adverse tax consequences that may apply to those options. Eligible Options fall into the following two groups:

•                  Nonqualified stock options with a current exercise price of $2.9403 (reflecting the adjustment to the exercise price of these options upon our assumption of these options in connection with our acquisition of Oak Technology, Inc.) that were granted to former employees of Teralogic, Inc. when they joined Oak Technology, Inc. Although the exercise price of these options was intentionally set below the fair market value of the stock on the date of grant per terms of the merger agreement pursuant to which we acquired Oak Technology, Inc. and assumed these options, the additional tax burden imposed by Section 409A was unanticipated at the time.

•                  Stock options where the original grant date cannot be supported for accounting purposes, and a different measurement date has been assigned.  The change in measurement date results in a “discounted option” since the fair market value on such new measurement date was higher than the fair market value on the original grant date, and was uncovered as a result of our review of historical stock option granting practices.

Section 409A of the Internal Revenue Code provides that an option granted with a below-market exercise price, to the extent unvested as of December 31, 2004, will be subject to adverse income taxation unless that option is brought into compliance with Section 409A. We have decided to provide Eligible Optionees with the opportunity to bring the Eligible Options into compliance by amending the exercise price per share to the Adjusted Exercise Price determined for each such option. By taking such remedial action, Eligible Optionees can avoid the adverse tax consequences summarized in Section 2 of the Offering Memorandum.

The following chart provides information concerning the grant date indicated for each Eligible Option in the applicable option agreement and the exercise price per share currently in effect for that option. Your individualized Eligible Option chart in the Election Form that accompanies the Offer will also set forth the Measurement Date for each Eligible Option you hold, the fair market value per share of Zoran common stock on that date and the number of shares of common stock subject to each Eligible Option.

Original Date of Grant	Measurement Date	Current Exercise Price	Fair Market Value on Measurement Date
9/19/2001	9/26/2001	$11.52	$15.47
9/19/2001	10/31/2001	$11.52	$16.86
9/19/2001	12/4/2001	$11.52	$23.55
2/8/2002	1/29/2002	$19.18	$20.63
2/8/2002	2/25/2002	$19.18	$21.29

Original Date of Grant	Measurement Date	Current Exercise Price	Fair Market Value on Measurement Date
2/19/2002	4/22/2002	$20.57	$25.63
8/9/2002	8/20/2002	$12.36	$15.08
8/9/2002	8/22/2002	$12.36	$14.69
10/7/2002	10/20/2002	$9.29	$13.77
10/7/2002	10/26/2002	$9.29	$14.91
10/7/2002	11/4/2002	$9.29	$16.29
10/7/2002	11/18/2002	$9.29	$16.07
10/28/2002	10/28/2002	$2.9403	$5.10
12/31/2002	1/6/2003	$14.07	$16.05
11/3/2003	11/25/2003	$17.41	$17.68

Are Zoran executive officers and board members eligible to participate in the Offer?

No. None of our current or former officers or members of our Board of Directors is eligible to participate in the Offer.

Are optionees that are resident outside the United States eligible to participate in the Offer?

Yes. If you are a current employee of Zoran or an affiliated entity holding an Eligible Option and subject to taxation in the United States with respect to that option, then you are eligible to participate in the Offer even if you are not currently residing in the United States.

What are the components of the Offer?

If an Option is amended pursuant to the Offer, then the exercise price of that option will be increased to the fair market value of the underlying stock on the Measurement Date of that option. We believe that the adjusted exercise price will avoid the potential taxation of that option under Section 409A. The new exercise price in effect for each tendered Eligible Option will be designated the “Adjusted Exercise Price.” In addition, each Eligible Optionee whose Eligible Options are so amended will become entitled to a special cash bonus from us (“Cash Bonus”). The amount of the Cash Bonus payable with respect to each Amended Option will be determined by multiplying (i) the amount by which the Adjusted Exercise Price exceeds the exercise price per share currently in effect for that Eligible Option by (ii) the number of shares of Zoran common stock purchasable under that option at the Adjusted Exercise Price. We expect to pay the Cash Bonus on January 4, 2008. This delayed payment is required by applicable IRS regulations. This payment in January 2008 will be subject to our collection of all applicable withholding taxes and other payments required to be withheld by us. This Cash Bonus will be paid whether or not you continue in Zoran’s employ through the payment date.

What happens if I am not a current employee on the expiration date?

If you are not in the employ of Zoran or any affiliated entity on the Expiration Date, then none of your tendered Eligible Options will be amended, and you will not be entitled to any Cash

Bonus with respect to those options. The tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share.

What are the tax consequences of an option subject to Section 409A?

Section 409A was added to the Code by the American Jobs Creation Act of 2004. The U.S. Treasury Department and IRS have to date provided guidance and issued proposed and final regulations with respect to certain items of compensation under Section 409A. That guidance and the proposed and final regulations indicate that a stock option granted with an exercise price per share below the fair market value of the underlying shares on the grant date will, to the extent that option was not vested as of December 31, 2004, be subject to the adverse tax consequences of Section 409A. Unless remedial action is taken to bring that option into compliance before exercise, the option will trigger adverse U.S. federal tax consequences under Section 409A as indicated below. As of the commencement date of the Offer, there are still uncertainties regarding how Section 409A will be implemented in certain circumstances.

Taxation in Year of Vesting. To the extent a Section 409A-covered option vested as to one or more shares during the 2005 and 2006 calendar years, the optionee would recognize taxable income for that year in an amount equal to the fair market value of those shares on December 31, 2005 and December 31, 2006, respectively, less the exercise price payable for those shares. The optionee would have to report that income in amended tax returns filed for the 2005 and 2006 taxable years. To the extent the options vested as to one or more shares during the 2007 calendar year, the optionee would recognize taxable income equal to the fair market value of those shares on December 31, 2007 less the aggregate exercise price payable for the shares, and we would have to collect the applicable withholding taxes on that income. Taxation would occur in this manner even though the options remain unexercised.

Tax Penalty. In addition to normal income taxes payable on the spread (the excess of the fair market value per share over the exercise price) in effect under each of an optionee’s Eligible Options on the applicable December 31, 2005, December 31, 2006 or December 31, 2007 measurement date, the optionee would also be subject to an additional U.S. federal tax penalty equal to 20% of that spread.

Note: Certain states, including California, have adopted provisions similar to Section 409A under their tax laws, and for optionees subject to income taxation in such states, the total tax penalty could be up to 40% (a 20% federal tax penalty and up to a 20% state tax penalty).

Continued Taxation. The optionee would be subject to additional income taxation, tax penalties and withholding taxes on any subsequent increases to the year-end value of the vested option shares. Such taxation will continue until the options are exercised. For the option shares that vested in the 2005 calendar year, the additional income subject to such taxation in the 2006 and 2007 taxable years would be based on the amount by which the fair market value per share of Zoran common stock on December 31, 2006 and December 31, 2007, respectively, exceeds the December 31, 2005 fair market value.  For the option shares that vested in the 2006 calendar year, the additional income subject to such taxation in the 2007 taxable year would be based on the amount by which the fair market value per share of Zoran common stock on December 31, 2007 exceeds the December 31, 2006 fair market value.

Note: The IRS has not yet provided any guidance as to how the additional taxable income is to be measured over the period the options remain outstanding after the 2007 calendar year.

Interest Penalty. The optionee will also be subject to interest penalties for failure to pay on a timely basis the taxes attributable to the vesting of the options in the 2005 and 2006 calendar years. The optionee may incur additional interest penalties if he or she does not pay on a timely basis the taxes attributable to the Section 409A income for the 2007 taxable year.

If you exercise an Eligible Option in the 2007 calendar year without first bringing that option into compliance with Section 409A, then it is possible that the 20% tax penalty under Section 409A may be based solely on the amount by which the fair market value of the purchased shares at the time of exercise exceeds the current exercise price, and the interest penalties may be based on the spread that existed on the vested option shares at the close of the 2005, 2006 and 2007 calendar years. However, the applicable IRS guidance to date is not entirely clear on this point.

You should consult with your personal financial, tax and legal advisors with regard to the impact of Section 409A on your Eligible Options. Please note, however, that we are currently making our own determination as to whether the Eligible Options are subject to Section 409A. If, based on the available facts, we make a determination that the Eligible Options are more likely than not subject to Section 409A, we will report to the IRS (and any applicable state taxing authorities), and make applicable tax withholdings in respect of, any income that should be recognized by you under Section 409A in connection with those Eligible Options that are not amended in the Offer, as provided by applicable law. You will be solely responsible for any excise taxes, penalties or interest payable under Section 409A and state and foreign tax laws.

What are the tax consequences if I accept the Offer?

If you tender your Eligible Options, you will not recognize any taxable income for U.S. federal income tax purposes at the time of the tender or at the time your Eligible Options are amended to adjust the exercise price.

By amending the exercise prices of your Eligible Options to the applicable Adjusted Exercise Prices, we believe that you will also avoid the adverse taxation of those options under Section 409A. Accordingly, since your Amended Options vest in one or more installments, we believe that you will not recognize taxable income with respect to the option shares that vest each year, and you will not be subject to any 20% tax penalty or any interest penalty under Section 409A. You will only be taxed with respect to your Amended Options when you exercise those options. However, you will recognize taxable income when you receive the Cash Bonus paid with respect to your Amended Options.

If you are subject to the tax laws of other jurisdictions in addition to the United States, there may be additional consequences of participation in the Offer. All Eligible Optionees,

including those who are subject to taxation in foreign jurisdictions, should consult with their own personal tax advisor as to the tax consequences of accepting the Offer.

If I accept the Offer, am I guaranteed that the Eligible Option will not be subject to the adverse personal tax consequences under Section 409A?

No. While we believe that the Offer complies in good faith with available guidance to avoid or minimize the potentially adverse personal tax consequences of Section 409A, as of the commencement date of the Offer, there are still uncertainties regarding how Section 409A will be implemented in certain circumstances.

Please see Section 15 of the Offering Memorandum for more detailed information regarding the tax consequences of the Offer.

How will my Cash Bonus be taxed?

You will be taxed upon your receipt of the Cash Bonus. The payment will constitute wages for tax withholding purposes. Accordingly, we must withhold all applicable U.S. federal, state and local income and employment withholding taxes as well as all applicable foreign taxes and payments required to be withheld with respect to such payment. You will receive only the portion of the payment remaining after all those taxes and payments have been withheld.

If your Eligible Options are not amended pursuant to the Offer, you will not receive any Cash Bonus with respect to those options.

Is the Cash Bonus subject to vesting?

The Cash Bonus is not subject to vesting or otherwise subject to forfeiture. Eligible Optionees who have tendered an Eligible Option will be entitled to receive the Cash Bonus regardless of whether they remain employed with Zoran on the actual payment date and regardless of whether the Eligible Option to which such bonus relates has vested or ever vests.

Do I receive the Cash Bonus even if I never exercise the Amended Option?

Yes. We expect to make the Cash Bonus on January 4, 2008, regardless of whether you have exercised the Amended Option at that time and regardless of whether you ever exercise the Amended Option.

What are the tax consequences if I do not accept the Offer?

If you choose not to tender your Eligible Options, then you will be subject to the adverse taxation under Section 409A in the manner discussed above. You will be solely responsible for any taxes, penalties or interest you may incur under Section 409A.

What securities are subject to the Offer?

The Offer covers only Eligible Options. Your Election Form contains a personal summary of the Eligible Options that you currently hold, including information relating to the number of shares subject to each Eligible Option, the current exercise price per share in effect for that option, the Measurement Date for each Eligible Option and the fair market value per share of Zoran common stock on that date.

Am I required to participate in the Offer?

No. Participation in the Offer is voluntary. You may choose either to tender your Eligible Options for amendment pursuant to the Offer or to retain those options. If you decide to accept the Offer, you must submit a properly completed Election Form for your tendered Eligible Options.

If you choose not to tender your Eligible Options, then you will be subject to the adverse taxation under Section 409A. You will be solely responsible for any taxes, penalties or interest payable under Section 409A.

Do I have to accept the Offer with respect to all of my Eligible Options or may I decide to accept the Offer with respect to only a portion of the Eligible Options?

If you wish to accept the Offer with respect to a particular Eligible Option, you must tender all of that option for amendment. If you hold more than one Eligible Option, then you may elect to tender one or more of those options and retain the balance. Please remember that not all of a particular outstanding option grant may be an Eligible Option. Only the portion of that grant that was not vested as of December 31, 2004 may constitute an Eligible Option.

Will the terms and conditions of my Amended Options be the same as those currently in effect for my Eligible Options?

Except for the adjustment to the exercise price per share, each Eligible Option that is amended pursuant to the Offer will continue to remain subject to the same terms and conditions as in effect for such option immediately before the amendment. Accordingly, each Amended Option will vest in accordance with the same vesting schedule measured from the same vesting commencement date and will have the same exercise period, option term and other conditions currently in effect for that option. No change to the vesting schedule or other terms will occur by reason of the amendment.

When will my Eligible Options be amended?

The exercise price for each Eligible Option tendered pursuant to the Offer will be amended to the applicable Adjusted Exercise Price on July 3, 2007, or if the Offer is extended, the first business day following the extended Expiration Date. The date the exercise price for an Eligible Option is increased to the applicable Adjusted Exercise Price will constitute the Amendment Date, and each Eligible Option that is so amended will be designated an Amended Option.

As soon as administratively practicable after the Amendment Date, we will deliver to you a final and complete Amendment Agreement that will reflect the adjustment to the exercise price of each of your Amended Options and our unconditional obligation to pay you the Cash Bonus calculated for each Amended Option, which we expect to pay on January 4, 2008.

When can I exercise my Amended Options?

You may exercise an Amended Option for vested option shares at any time following its amendment to the Adjusted Exercise Price and before its termination.

Can I exercise my Eligible Options after I accept the Offer but before amendment?

You cannot exercise your Eligible Options before the Amendment Date without voiding your acceptance of the Offer. You may exercise your Eligible Options before the Amendment Date, provided such exercise complies with the existing terms of your Eligible Options, our insider trading policy and any interim blackout periods during which cashless exercises and sales to cover are prohibited. However, if you exercise your Eligible Options before the Amendment Date, any election you have made to accept the Offer as to the exercised options will be null and void. Consequently, you may personally incur adverse tax consequences under Section 409A with respect to any Eligible Options you exercise before the Amendment Date on which they are amended pursuant to the Offer. You will be solely responsible for any taxes, penalties or interest payable under Section 409A.

Will my Amended Options be incentive stock options or non-statutory options?

Because your Eligible Options were granted with exercise prices below the fair market value of Zoran common stock on the respective Measurement Dates, the options are non-statutory options under the U.S. federal income tax laws, and they will remain non-statutory options after the amendment to the applicable Adjusted Exercise Prices. Therefore, when you subsequently exercise your Amended Options, you will recognize immediate taxable income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the Adjusted Exercise Price paid for those shares, and we must collect the applicable withholding taxes with respect to such income.

If you are subject to the tax laws of other jurisdictions in addition to the United States, there may be additional or different consequences in that jurisdiction of exercising your options.

When may I exercise the portion of my options that was vested as of December 31, 2004?

You may exercise the portion of each of your options that was vested as of December 31, 2004 at any time before the termination or expiration of that option. Such portion is not subject to the Offer and will not be subject to adverse taxation under Section 409A.

What are the conditions to the Offer?

The Offer is subject to a number of conditions, including the conditions described in Section 7 of the Offering Memorandum. The Offer is not conditioned upon the tender of a minimum number of Eligible Options for amendment.

When does the Offer expire? Can the Offer be extended, and if so, how will I be notified if it is extended?

The Offer will expire on July 2, 2007, at 11:59 p.m. Pacific Time, unless we extend the Offer.

Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If the Offer is extended, we will send you an email or other communication informing you of the extension no later than 9:00 a.m. Pacific Time on the next business day following the previously scheduled expiration of the Offer period.

How and when do I tender my Eligible Options?

In order to tender one or more of your Eligible Options for amendment pursuant to the Offer, you must properly (i) complete and sign your Election Form in accordance with the applicable instructions for that form and (ii) return your completed and signed Election Form (a) by fax to the attention of Karen Pereira at (408) 523-6541, (b) by email to karen.pereira@zoran.com or (c) by hand delivery to Karen Pereira at Zoran Corporation, 1390 Kifer Road, Sunnyvale, California 94086. You will then be deemed to have completed the election process for tendering your Eligible Options.

You must complete the tender and election process in the foregoing manner by 11:59 p.m. Pacific Time on July 2, 2007. If we extend the Offer beyond July 2, 2007, you must complete the process before the extended expiration date of the Offer.

We will not accept delivery of any Election Form after the Expiration Date. If we do not receive a properly completed and duly executed Election Form from you before the Expiration Date, we will not accept your Eligible Options for amendment. Those options will not be amended pursuant to the Offer, and no Cash Bonus will be paid with respect to those options.

We reserve the right to reject any or all tenders of Eligible Options that we determine are not in appropriate form or are unlawful to accept. Otherwise, we intend to accept all properly and timely tendered Eligible Options that are not validly withdrawn. Subject to our rights to extend, terminate or amend the Offer, we currently expect that we will accept all properly tendered Eligible Options upon the Expiration Date, and we will amend those options on the next business day thereafter.

During what period of time may I change my election with respect to my Eligible Options?

You may change your previously submitted election at any time before 11:59 p.m. Pacific Time on July 2, 2007 (or any extended expiration date of the Offer). If you would like to change your election, you must complete and submit a new Election Form in the manner described above.

You may change your previously submitted elections as many times as you would like before the Expiration Date.

What does Zoran think of the Offer?

Although our Board of Directors has approved the Offer, neither we nor our Board of Directors make any recommendation as to whether you should tender or refrain from tendering your Eligible Options for amendment. You must make your own decision whether to tender your Eligible Options, after taking into account your own personal circumstances and preferences. Zoran recommends that you consult with your personal tax advisor when deciding whether or not you should tender your Eligible Options.

What are some of the key dates to remember?

The commencement date of the Offer is June 1, 2007.

The Offer will expire at 11:59 pm Pacific Time on July 2, 2007 (unless we extend it).

The Eligible Options will be amended on July 3, 2007 (unless we extend the Offer). Please be aware that your option account at your broker may not accurately reflect the amendment for up to five business days following the Amendment Date.

We expect to pay the Cash Bonus for the Amended Options on January 4, 2008.

To whom can I talk if I have questions about the Offer?

For additional information or assistance, you should contact Karen Pereira at (408) 523-6596 or karen.pereira@zoran.com.

RISK FACTORS RELATING TO THE OFFER

Participating in the Offer involves risks discussed in the Offer and described below. You should carefully consider these risks and are encouraged to consult your investment, tax and legal advisor before deciding to participate in the Offer.

Tax-Related Risks

The IRS Could Change the Expected Section 409A Tax Consequences. As described above and in Section 2 of the Offering Memorandum, based on the current guidance and proposed and final regulations under Section 409A, your Eligible Options will be subject to adverse tax consequences under Section 409A unless they are brought into compliance with Section 409A before December 31, 2007 or any earlier exercise of those options. We believe that we have complied in good faith with the current guidance and the proposed and final regulations under Section 409A in structuring the Offer in a manner which will provide you with the opportunity to avoid the taxation of your Eligible Options under Section 409A.

Tax-related Risks for Residents of Multiple Countries. If you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences of more than one country may apply to you as a result of your participation in the Offer. You should be certain to consult your personal tax advisor to discuss these consequences. We will distribute short summaries of some of those consequences with respect to some of the countries where Eligible Optionees are located. If you are subject to the tax laws of jurisdictions outside of the United States, you should also review the summary applicable to such foreign jurisdiction.

State and Local Taxes. The discussion in Sections 2 and 15 of the Offering Memorandum describes the material U.S. federal income tax consequences if you participate in the Offer or if you elect not to participate. State and local laws may provide different tax treatment. In addition, certain states, including California, have adopted provisions similar to Section 409A. If you are subject to income taxation in those states, you may incur additional taxes, interest and penalties under such provisions if you do not bring your Eligible Options into compliance.

Eligible Optionees should consult with their own personal tax advisors as to the tax consequences of their participation in the Offer.

Procedural Risks

If you wish to tender one or more of your Eligible Options for amendment, you must properly complete and sign the Election Form in accordance with the applicable instructions for that form. You are responsible for making sure that your initial Election Form and any subsequent changes to your Election Form pursuant to which you withdraw or re-tender your Eligible Options are received by us before the Expiration Date. We intend to confirm the receipt of your initial Election Form and any subsequent changes to your Election Form by providing you an Election Confirmation Statement within one business day after receipt. If you have not received an Election Confirmation Statement in the timeframe prescribed, it is your responsibility to confirm that we have received your complete submission by emailing karen.pereira@zoran.com.

Your Election Form and any subsequent changes to your Election Form must be received by 11:59 p.m. Pacific Time on July 2, 2007. If we extend the Offer beyond July 2, 2007, you must complete the process before the extended Expiration Date of the Offer. Any Election Form not received by the Expiration Date will be disregarded.

Business-Related Risks

In addition to those risks discussed above, you are encouraged to read the risk factors outlined in our periodic and other reports filed with the SEC, including those in our Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 filed with the SEC on April 20, 2007 and May 10, 2007, respectively, which are incorporated by reference herein. Copies of these reports may be obtained from the places and in the manner described in Section 18 of the Offering Memorandum. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the risks actually occur, our business could be harmed. In that event, the trading price of our common stock could decline.

THE OFFER

1.             ELIGIBLE OPTIONEES; ELIGIBLE OPTIONS; AMENDMENT OF ELIGIBLE OPTIONS AND CASH BONUS; EXPIRATION DATE; ADDITIONAL CONSIDERATIONS.

Section 409A (“Section 409A”) to the Internal Revenue Code (“Code”) provides that an option granted with a below-market exercise price, to the extent it was not vested as of December 31, 2004, will be subject to adverse income taxation (as described below), unless that option is brought into compliance with Section 409A before exercise. Zoran Corporation (“Zoran,” “we” or “us”) has decided to offer certain individuals the opportunity to amend certain outstanding stock options to purchase Zoran common stock previously granted to them in an effort to avoid taxation of those options under Section 409A.

Eligible Options

An outstanding option to purchase shares of Zoran common stock will be eligible for amendment pursuant to the Offer if that option meets each of the following conditions (an option that satisfies each of the following conditions is designated an “Eligible Option” for purposes of the Offer):

(i)            The option was granted under one of the following Zoran stock incentive plans (“Plans”):

•              the Zoran Corporation 2000 Nonstatutory Stock Option Plan; and

•              the Oak Technology, Inc. 2002 Stock Option Plan for the Teralogic Group;

(ii)           The option was granted, for accounting purposes, with an exercise price that is less than the fair market value of the underlying stock on the applicable date of grant for accounting purposes (“Measurement Date”);

(iii)          The option was unvested as of December 31, 2004 (if only a portion of the option was unvested as of December 31, 2004, then only that unvested portion of the option will be an Eligible Option);

(iv)          The option is held by an individual who is, on the Expiration Date, a current employee of Zoran or an affiliated company (such as a subsidiary) and subject to income taxation in the United States with respect to that option (an “Eligible Optionee”); and

(v)           The option is outstanding on the Expiration Date.

None of our current or former officers or members of our Board of Directors is eligible to participate in the Offer.

The following chart provides information concerning the grant date indicated for each Eligible Option in the applicable option agreement and the exercise price per share currently in effect for that option. Your individualized Eligible Option chart in the Election Form that accompanies the Offer will also set forth the Measurement Date for each Eligible Option you hold, the fair market value per share of Zoran common stock on that date and the number of shares of common stock subject to each Eligible Option.

Original Date of Grant	Measurement Date	Current Exercise Price	Fair Market Value on Measurement Date
9/19/2001	9/26/2001	$11.52	$15.47
9/19/2001	10/31/2001	$11.52	$16.86
9/19/2001	12/4/2001	$11.52	$23.55
2/8/2002	1/29/2002	$19.18	$20.63
2/8/2002	2/25/2002	$19.18	$21.29
2/19/2002	4/22/2002	$20.57	$25.63
8/9/2002	8/20/2002	$12.36	$15.08
8/9/2002	8/22/2002	$12.36	$14.69
10/7/2002	10/20/2002	$9.29	$13.77
10/7/2002	10/26/2002	$9.29	$14.91
10/7/2002	11/4/2002	$9.29	$16.29
10/7/2002	11/18/2002	$9.29	$16.07
10/28/2002	10/28/2002	$2.9403	$5.10
12/31/2002	1/6/2003	$14.07	$16.05
11/3/2003	11/25/2003	$17.41	$17.68

Additional Definitions

You should also be familiar with the following additional definitions that are important to the understanding of the terms of the Offer.

“Adjusted Exercise Price” is the new exercise price per share that will be in effect for any tendered Eligible Option that is amended pursuant to the Offer and will be equal to the fair market value of the underlying stock on the Measurement Date of the option.

For example, if the current exercise price of a tendered Eligible Option is $19.18 per share and the fair market value of Zoran common stock on the Measurement Date of that option was $20.63 per share, then the Adjusted Exercise Price for that option would be increased to $20.63 per share.

“Amended Option” will mean an Eligible Option that has been amended pursuant to the Offer to increase the exercise price per share for the Zoran common stock purchasable under that option to the Adjusted Exercise Price determined for such option.

“Amendment Agreement” will mean the Stock Option Amendment and Cash Bonus Agreement that will evidence the Adjusted Exercise Price for each of your Amended Options and set forth the terms of the Cash Bonus payable with respect to each of your Amended Options. A form of the Amendment Agreement is attached as an exhibit to the Offering Memorandum.

“Amendment Date” will mean the date on which the Eligible Options is amended to increase the exercise price of that option to the Adjusted Exercise Price and will be July 3, 2007 or, if the Offer is extended, the first business day following the extended expiration date of the Offer.

“Cash Bonus” is the special cash bonus to which each Eligible Optionee will become entitled if the current exercise price of one or more of his or her Eligible Options is increased pursuant to the Offer.

“Election Form” is the form that the Eligible Optionee must use to notify us as to the particular Eligible Options he or she has elected to tender for amendment pursuant to the terms of the Offer.

“fair market value” per share of Zoran common stock on any relevant date will be deemed to be equal to the closing selling price per share of such stock on that date on the NASDAQ Global Select Market.

Upon the terms and subject to the conditions of the Offer, we will amend all Eligible Options tendered by Eligible Optionees in accordance with Section 4 below that are not otherwise validly withdrawn in accordance with Section 5 below before the Expiration Date. For each Amended Option, the exercise price per share will be increased to the applicable Adjusted Exercise Price (as defined below), and we believe that such option will thereby avoid taxation under Section 409A.

Eligible Optionees

Individuals to whom Eligible Options have been granted by Zoran will be Eligible Optionees for purposes of the Offer if they are, on the Expiration Date, a current employee of Zoran or any affiliated entity (such as a subsidiary or joint venture) and subject to income taxation in the United States with respect to those options. None of our current or former officers or members of our Board of Directors is eligible to participate in the Offer.

Amendment of Eligible Options and Cash Bonus

Upon the terms and subject to the conditions of the Offer, we will amend each Eligible Option that is properly tendered by an Eligible Optionee in accordance with Section 4 below, and not validly withdrawn in accordance with Section 5 below, before the Expiration Date (as defined below). The exercise price of each Eligible Option that is amended pursuant to the Offer will be increased to the Adjusted Exercise Price determined for that option. If only a portion of an option qualifies as an Eligible Option, then the Adjusted Exercise Price will only apply to that portion.

Each Amended Option will continue to vest in accordance with the same vesting schedule measured from the same vesting commencement date currently in effect for that option. No change to the vesting schedule will occur by reason of the amendment. In addition, except for the Adjusted Exercise Price, the other terms and provisions of each Amended Option will be identical to the terms and provisions in effect for each such Eligible Option immediately before the amendment to the exercise price.

Each Eligible Optionee whose Eligible Options are amended pursuant to the Offer will become entitled to the Cash Bonus. The amount of the Cash Bonus payable with respect to each Amended Option will be determined by multiplying (i) the amount by which the Adjusted Exercise Price exceeds the exercise price per share currently in effect for that Eligible Option by (ii) the number of shares of Zoran common stock purchasable under that option at the Adjusted Exercise Price. We expect to pay the Cash Bonus on January 4, 2008. This delayed payment is required by applicable Internal Revenue Service (“IRS”) regulations. The payment when made will be subject to our collection of all taxes and payments required to be withheld by us. This Cash Bonus will be paid whether or not the Eligible Optionee continues in Zoran’s employ through the payment date.

EXAMPLE: Assume that (1) you were granted an option under the Company’s 2000 Nonstatutory Stock Option Plan to purchase 8,000 shares that had a recorded grant date of August 9, 2002 and an exercise price per share of $12.36, (2) that option vests in 48 successive equal monthly installments over the four-year period measured from August 9, 2002, so there were 3,333 shares unvested as of December 31, 2004, and (3) it was determined that the Measurement Date of that option was August 20, 2002 when the fair market value per share was $15.08.

The portion of the option grant that was unvested as of December 31, 2004 (the 3,333 shares) constitutes an Eligible Option for purposes of the Offer. No other portion of the option may be tendered pursuant to the Offer. If you tender the portion constituting your Eligible Option, then your Eligible Option will be amended to increase the exercise price to $15.08 per share. No other changes will be made to the option. In addition, you will be eligible to receive a Cash Bonus in an amount of $9,065.76 determined by multiplying (i) the 3,333 shares eligible under the option by (ii) $2.72 (the amount by which the $15.08 Adjusted Exercise Price for that option exceeds the $12.36 per share exercise price previously in effect for that option).

Former Employees

If you are not in the employ of Zoran or any affiliated entity on the Expiration Date, then none of your tendered Eligible Options will be amended, and you will not be entitled to any Cash Bonus with respect to those options. The tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share.

Expiration Date

The term “Expiration Date” means 11:59 p.m. Pacific Time on July 2, 2007, unless we decide to extend the period of time during which the Offer will remain open, in which event the term “Expiration Date” will refer to the latest time and date at which the Offer, as so extended, expires. See Section 16 below for a description of our rights to extend, delay, terminate and amend the Offer, and Section 7 below for a description of conditions to the Offer.

Additional Considerations

In deciding whether to tender one or more Eligible Options pursuant to the Offer, you should know that Zoran continually evaluates and explores strategic opportunities as they arise, including business combination transactions, strategic partnerships, capital infusions and the purchase or sale of assets. At any given time, we may be engaged in discussions or negotiations with respect to various corporate transactions. We also grant options, restricted stock units and other equity awards in the ordinary course of business to our current and new employees, including our executive officers. Our employees, including our executive officers, from time to time acquire or dispose of our securities. Subject to the foregoing, and except as otherwise disclosed in the Offer or in our filings with the Securities and Exchange Commission (“SEC”), we presently have no plans or proposals that relate to or would result in:

(a)           any extraordinary corporate transaction, such as a material merger, reorganization or liquidation, involving us or any of our subsidiaries;

(b)           any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

(c)           any material change in our present dividend policy or our indebtedness or capitalization;

(d)           any change in our present Board of Directors or executive management team, including any plans to change the number or term of our directors or to fill any existing board vacancies or to change the material terms of any executive officer’s employment;

(e)           any other material change in our corporate structure or business;

(f)            our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

(g)           our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act (“1934 Act”);

(h)           the suspension of our obligation to file reports pursuant to Section 15(d) of the 1934 Act;

(i)            the acquisition by any person of any of our securities or the disposition of any of our securities, other than in the ordinary course or pursuant to existing options or other rights; or

(j)            any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

2.             PURPOSE OF THE OFFER.

We are making the Offer to amend the Eligible Options because of potential adverse tax consequences that may apply to those options. Eligible Options fall into the following two groups:

•      Nonqualified stock options with a current exercise price of $2.9403 (reflecting the adjustment to the exercise price of these options upon our assumption of these options in connection with our acquisition of Oak Technology, Inc.) that were granted to former employees of Teralogic, Inc. when they joined Oak Technology, Inc. Although the exercise price of these options was intentionally set below the fair market value of the stock on the date of grant per terms of the merger agreement pursuant to which we acquired Oak Technology, Inc. and assumed these options, the additional tax burden imposed by Section 409A was unanticipated at the time.

•      Stock options where the original grant date cannot be supported for accounting purposes, and a different measurement date has been assigned.  The change in measurement date results in a “discounted option” since the fair market value on such new measurement date was higher than the fair market value on the original grant date, and was uncovered as a result of our review of historical stock option granting practices.

Section 409A of the Code provides that an option granted with a below-market exercise price, to the extent unvested as of December 31, 2004, will be subject to adverse income taxation unless that option is brought into compliance with Section 409A. We have decided to provide Eligible Optionees with the opportunity to bring the Eligible Options into compliance by amending the exercise price per share to the Adjusted Exercise Price determined for each such option.

Section 409A was added to the Code by the American Jobs Creation Act of 2004. The U.S. Treasury Department and IRS provided guidance and issued proposed and final regulations with respect to certain items of compensation under Section 409A. The guidance and the proposed and final regulations indicate that a stock option granted with an exercise price per share below the fair market value of the underlying shares on the grant date will, to the extent that option was not vested as of December 31, 2004, be subject to the adverse tax consequences of Section 409A. Unless remedial action is taken to bring that option into compliance, the option will trigger adverse U.S. federal tax consequences under Section 409A as indicated below. As of the commencement date of the Offer, there are still uncertainties regarding how Section 409A will be implemented in certain circumstances.

Taxation in Year of Vesting. To the extent the a Section 409A-covered option vested as to one or more shares during the 2005 and 2006 calendar years, the optionee would recognize taxable income for these years in an amount equal to the fair market value of those shares on December 31, 2005 and December 31, 2006, respectively, less the aggregate exercise price payable for those shares. The optionee would have to report that income in an amended tax returns filed for the 2005 and 2006 taxable years. To the extent the options vested as to one or more shares during the 2007 calendar year, the optionee would recognize taxable income equal to the fair market value of those shares on December 31, 2007 less the aggregate exercise price payable for the shares, and we would have to collect the applicable withholding taxes on that income. Taxation would occur in this manner even though the options remain unexercised.

Tax Penalty. In addition to normal income taxes payable on the spread (the excess of the fair market value per share over the exercise price) in effect under each of an optionee’s Eligible Options on the applicable December 31, 2005, December 31, 2006 or December 31, 2007 measurement date, the optionee would also be subject to an additional U.S. federal tax penalty equal to 20% of that spread.

Note: Certain states, including California, have adopted provisions similar to Section 409A under their tax laws, and for optionees subject to income taxation in such states, the total tax penalty could be up to 40% (a 20% federal tax penalty and up to a 20% state tax penalty).

Continued Taxation. The optionee would be subject to additional income taxation, tax penalties and withholding taxes on any subsequent increases to the year-end value of the vested option shares. Such taxation will continue until the options are exercised. For the option shares that vested in the 2005 calendar year, the additional income subject to such taxation in the 2006 and 2007 taxable years would be based on the amount by which the fair market value per share of Zoran common stock on December 31, 2006 and December 31, 2007, respectively, exceeds the December 31, 2005 fair market value.  For the option shares that vested in the 2006 calendar year, the additional income subject to such taxation in the 2007 taxable year would be based on the amount by which the fair market value per share of Zoran common stock on December 31, 2007 exceeds the December 31, 2006 fair market value.

Note: The IRS has not yet provided any guidance as to how the additional taxable income is to be measured over the period the options remain outstanding after the 2007 calendar year.

Interest Penalty. The optionee will also be subject to interest penalties for failure to pay on a timely basis the taxes attributable to the vesting of the options in the 2005 and 2006 calendar years. The optionee may incur additional interest penalties if he or she does not pay on a timely basis the taxes attributable to the Section 409A income for the 2007 taxable year.

The following is an example of the adverse U.S. federal income taxes that may occur under Section 409A if remedial action is not taken to bring the below-market options into compliance with Section 409A:

EXAMPLE. Assume that (1) you were granted an option to purchase 8,000 shares that had a recorded grant date of August 9, 2002 and an exercise price per share of $12.36, (2) that option vests in 48 successive equal monthly installments over the four-year period measured from August 9, 2002, so there were 3,333 shares unvested as of December 31, 2004, and (3) it was determined that the Measurement Date of that option was August 20, 2002 when the fair market value per share was $15.08. Further assume that the fair market value of Zoran common stock will be $20.00 on December 31, 2007. Unless remedial action under Section 409A is taken before December 31, 2007 (or before any earlier exercise of the option for the shares vesting after December 31, 2004), the option shares vesting after December 31, 2004 would be taxed as follows under Section 409A:

Taxation in Year of Vesting for the Shares Vesting in 2005: For the 2,000 shares that vested during the 2005 calendar year, the optionee would recognize taxable income in that year equal to the amount by which the fair market value of those shares on December 31, 2005 ($16.21 per share) exceeded the exercise price payable for those shares ($12.36). Therefore, the optionee would have recognized $7,700 of taxable wages (2,000 x ($16.21 - $12.36)) in 2005. In addition to ordinary income taxes on this amount, the optionee would have incurred a 20% tax penalty in the amount of $1,540 for federal tax purposes. There would also be an interest penalty assessed for late payment of those 2005 taxes.

Taxation in Year of Vesting for the Shares Vesting in 2006: For the 1,333 shares that vested during the 2006 calendar year, the optionee would recognize taxable income in that year equal to the amount by which the fair market value of those shares on December 31, 2006 ($14.58 per share) exceeded the exercise price payable for those shares ($12.36). Therefore, the optionee would have recognized $2,959.26 of taxable wages (1,333 x ($14.58 - $12.36)) in 2006. In addition to ordinary income taxes on this amount, the optionee would have incurred a 20% tax penalty in the amount of $591.85 for federal tax purposes. If these taxes are not paid on a timely basis in connection with the optionee’s 2006 tax return, there also would be interest penalties for late payment of those taxes.

The optionee may also be subject to tax penalties under the tax laws of the State in which he or she resides. For example, if the optionee resides in California, there would be additional tax penalties for the 2005, 2006 and 2007 calendar years equal to the federal tax penalties imposed for those years under Section 409A.

Continued Taxation of Shares Vested in 2005 or 2006: If the option continues to remain outstanding, then there will be additional taxation in the manner explained above (normal taxable income, the 20% tax penalty and potential interest penalties) on any appreciation in value of the vested shares over their previous year-end value. For the 2,000 shares that vested in 2005, no additional income will be subject to such taxation in the 2006 taxable year since the fair market value of the shares as of December 31, 2006 was less than the fair market value of the shares as of December 31, 2005 and $7,580 (2,000 x ($20.00 - $16.21)) of additional income would be subject to such taxation in the 2007 taxable year. For the 1,333 shares that vested in 2006, the additional income subject to such taxation in the 2007 taxable year would be in the amount of $7,224.86 (1,333 x ($20.00 - $14.58)).

If you elect not to amend your Eligible Options pursuant to the Offer, then you will be solely responsible for any taxes, penalties or interest payable under Section 409A and comparable state tax laws. If you exercise an Eligible Option in the 2007 calendar year without first bringing that option into compliance with Section 409A, then it is possible that the 20% tax penalty under Section 409A with respect to that exercised option may be based solely on the amount by which the fair market value of the purchased shares at the time of exercise exceeds the current exercise price, and the interest penalties may be based on the spread that existed on the vested option shares at the close of the 2005, 2006 and 2007 calendar years. However, the applicable IRS guidance to date is not entirely clear on this point.

Section 409A applies only to below-market options that were not vested as of December 31, 2004. The portion of any below-market option granted before October 4, 2004 that was vested as of December 31, 2004 is grandfathered and is therefore not subject to Section 409A.

Pursuant to Treasury Department guidance provided under Section 409A, if you exercised the portion of your stock options that vested in the 2005 calendar year before the end of that year, you would have avoided any adverse tax consequences under Section 409A with respect to that portion. To avoid any adverse tax consequences under Section 409A with respect to the portion of your stock options that vested after December 31, 2004 (but were not exercised in 2005), you must take remedial action to bring that portion of your options (“409A Portion”) into compliance with the requirements of Section 409A. Basically, two courses of remedial action are available as described below. Zoran is now offering you the opportunity to bring the 409A Portion of your stock options into compliance with Section 409A only through the amendment alternative described in paragraph (ii) below.

(i)            You could designate a specific schedule for the exercise of the 409A Portion of each of your stock options. Accordingly, you would have to designate the particular calendar year or years in which that portion is to be exercised and the number of shares to be exercised in each such year. As part of your designated exercise schedule, you could provide for immediate exercise of the vested shares subject to the 409A Portion of your options upon the earlier of your termination of employment with Zoran or a change in control or ownership of Zoran. However, this alternative will not be available if you exercised any Section 409A-covered option for Zoran shares during the 2006 calendar year.

(ii)           The 409A Portion of each of your stock options could be amended to increase the exercise price to the Adjusted Exercise Price determined for that portion. Such an amendment to the exercise price should bring the 409A Portion of each option into compliance with Section 409A, and you could exercise that 409A-compliant portion as you choose, subject only to the existing exercise provisions and option term in effect for each such option.

Accordingly, pursuant to the Offer, you may tender each of your Eligible Options to Zoran for amendment. The exercise price per share for each Amended Option will be increased to the Adjusted Exercise Price determined for that option, and we believe that Amended Option would not be subject to adverse tax consequences under Section 409A described above.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences of more than one country may apply to you as a result of your participation in the Offer. You should be certain to consult your personal tax advisor to discuss these consequences.

Neither we nor our Board of Directors will make any recommendation as to whether you should tender your Eligible Options for amendment, nor have we authorized any person to make any such recommendation. You must make your own decision whether to tender your Eligible Options, after taking into account your own personal circumstances and preferences. You should be aware that adverse tax consequences under Section 409A may apply to your Eligible Options if they are not amended pursuant to the Offer, and you will be solely responsible for any taxes, interest or penalties you may incur under Section 409A. You are urged to evaluate carefully all of the information in the Offer, and we recommend that you consult your own tax advisor.

3.             STATUS OF ELIGIBLE OPTIONS NOT AMENDED.

If you choose not to tender your Eligible Options for amendment, those options will continue to remain outstanding in accordance with their existing terms, including the below-market exercise price component that violates Section 409A. Accordingly, you may be subject to the adverse U.S. federal tax consequences described in Section 2 above. You will be solely responsible for any taxes, penalties or interest you may incur under Section 409A.

4.             PROCEDURES FOR TENDERING ELIGIBLE OPTIONS.

Attached to the Offering Memorandum is your Election Form that contains personalized information with respect to each Eligible Option you hold, including:

•      the grant date indicated for that option on the applicable option agreement or grant notice;

•      the current exercise price per share in effect for that option;

•      the number of shares of Zoran common stock purchasable under that Eligible Option;

•      the Measurement Date of that option; and

•      the fair market value per share of the underlying stock on the Measurement Date.

If you decide to accept the Offer with respect to your Eligible Options, you must properly (i) complete and sign your Election Form in accordance with the applicable instructions for that form and (ii) return your completed and signed Election Form (a) by fax to the attention of Karen Pereira at (408) 523-6541, (b) by email to karen.pereira@zoran.com or (c) by hand delivery to Karen Pereira at Zoran Corporation, 1390 Kifer Road, Sunnyvale, California 94086.

You must complete the tender and election process in the foregoing manner by 11:59 p.m. Pacific Time on July 2, 2007. If we extend the Offer beyond July 2, 2007, you must complete the process before the extended expiration date of the Offer.

We will not accept any Election Form after the Expiration Date. If you do not complete and submit the Election Form in the manner described above before the Expiration Date, your Eligible Options will not be amended pursuant to the Offer, and you will not be eligible for any Cash Bonus.

You cannot tender only a portion of an Eligible Option, and we will not accept such a partial tender for amendment. If you hold more than one Eligible Option, then you may elect to tender one or more of those options and retain the remaining options. Please remember that not all of a particular option grant may be an Eligible Option. Only the portion of that grant that was not vested as of December 31, 2004 may constitute an Eligible Option.

If your Election Form includes any option that is not an Eligible Option or includes only a portion of your outstanding Eligible Option, then we will not accept the tendered option or portion for amendment, but we do intend to accept for amendment each Eligible Option properly designated for tender in the Election Form.

Determination of Validity; Rejection of Option Shares; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any option tender, and we will decide, in our sole discretion, all questions as to (i) the portion of each outstanding option that comprises an Eligible Option for purposes of the Offer; (ii) the Adjusted Exercise Price to be in effect under each Amended Option, (iii) the number of shares of Zoran common stock purchasable under the Amended Option at the Adjusted Exercise Price, and (iv) the amount of the Cash Bonus payable with respect to each Amended Option. Our determination as to those matters will be final and binding on all parties. We reserve the right to reject any or all option tenders that we determine do not comply with the conditions of the Offer, that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept for amendment each properly and timely tendered Eligible Option that is not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Eligible Option or any particular Eligible Optionee. No tender of an Eligible Option will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Optionee or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement. Your tender of an Eligible Option pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Subject to our rights to extend, terminate or amend the Offer, we currently expect that we will, promptly upon the Expiration Date, accept for amendment all properly tendered Eligible Options that have not been validly withdrawn, and on the next business day we will increase the exercise price per share to the Adjusted Exercise Price determined for that option.

Our acceptance of your tendered Eligible Options for amendment pursuant to the Offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Offer. Accordingly, as soon as administratively practicable after the Amendment Date, we will deliver to you a final and complete Amendment Agreement, a form of which is attached as an exhibit to the Offering Memorandum. Schedule I to that agreement will indicate the Adjusted Exercise Price in effect for each of your Amended Options and our unconditional obligation to pay you the Cash Bonus calculated for each Amended Option, which we expect will occur on January 4, 2008.

5.             WITHDRAWAL RIGHTS.

You may only withdraw your tendered Eligible Options in accordance with the provisions of this Section 5.

(i)            You may withdraw your tendered Eligible Options at any time before 11:59 p.m., Pacific Time, on the Expiration Date of the Offer. In addition, unless we accept and amend your Eligible Options before 12:00 midnight, Pacific Time, on July 2, 2007, you may withdraw your tendered options at any time thereafter.

(ii)           To validly withdraw your tendered Eligible Options, you must submit a revised Election Form to indicate the Eligible Options that you no longer wish to tender for amendment.

You may only revise your Election Form to withdraw your Eligible Options from the Offer while you still have the right to withdraw the tendered options in accordance with the subparagraph (i) above.

YOU MAY NOT WITHDRAW ONLY A PORTION OF A TENDERED ELIGIBLE OPTION. IF YOU CHOOSE TO WITHDRAW A TENDERED ELIGIBLE OPTION, YOU MUST WITHDRAW THE ENTIRE OPTION.

Any Eligible Option you withdraw will no longer be deemed tendered for amendment pursuant to the Offer, unless you properly re-tender that option before the Expiration Date by following the election and tender procedures described in Section 4 above.

Neither Zoran nor any other person is obligated to give notice of any defects or irregularities in any revised Election Form submitted to us for purposes of withdrawing tendered Eligible Options from the Offer, nor will anyone incur any liability for failure to give any such notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of revised Election Forms purporting to withdraw tendered Eligible Options from the Offer. Our determination of these matters will be final and binding.

6.             ACCEPTANCE OF ELIGIBLE OPTIONS FOR AMENDMENT AND COMMITMENT TO PAY CASH BONUS WITH RESPECT TO AMENDED OPTIONS.

Upon the terms and subject to the conditions of the Offer, we will, upon the Expiration Date, accept for amendment all Eligible Options that have been properly tendered and not validly withdrawn before the Expiration Date. For each Amended Option, we will increase the exercise price per share to the applicable Adjusted Exercise Price on the next business day, currently scheduled to be July 3, 2007. If we extend the Expiration Date, then the accepted Eligible Option will be amended as soon as practicable after the extended Expiration Date.

We will provide written or electronic notice of our acceptance to each Eligible Optionee whose tendered Eligible Options we have accepted for amendment. Such notice may be by email, press release or other means. In addition, we will, as soon as administratively practicable after the Amendment Date, deliver a final and complete Amendment Agreement to each Eligible Optionee whose Eligible Options have been amended pursuant to the Offer. Schedule I to that agreement will reflect the increases to the exercise prices of the Amended Options and our unconditional obligation to pay such Eligible Optionee the applicable Cash Bonus for each of his or her Amended Options, which we expect will occur on January 4, 2008. This Cash Bonus will be paid whether or not an Eligible Optionee continues in Zoran’s employ through the payment date.

However, if you are not in the employ of Zoran or any affiliated entity on the Expiration Date, then none of your tendered Eligible Options will be amended, and you will not be entitled to any Cash Bonus with respect to those options. The tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share.

7.             CONDITIONS OF THE OFFER.

We will not accept any Eligible Options tendered to us for amendment, and we may terminate or amend the Offer or postpone our acceptance of any Eligible Options tendered to us for amendment, in each case, subject to Rule 13e-4(f)(5) under the 1934 Act, if at any time on or after the commencement date of the Offer, and before the Expiration Date, any of the following events has occurred, or has been reasonably determined by us to have occurred and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission by us), the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with our acceptance of the Eligible Options tendered to us for amendment:

(a)           there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the amendment of the existing exercise price in effect for some or all of the tendered Eligible Options pursuant to the Offer, the payment of the applicable Cash Bonuses or that, in our judgment, could materially and adversely affect our business, condition (financial or other), assets, operating results, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;

(b)           there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or other affiliated entities, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

•      make the amendment of the tendered Eligible Options or payment of the Cash Bonuses illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer;

•      delay or restrict our ability, or render us unable, to accept for amendment some or all of the tendered Eligible Options;

•      materially impair the benefits we hope to convey as a result of the Offer, that we believe would occur only as a result of further changes to Section 409A of the Code, the regulations thereunder or other tax laws that would affect the Offer or the Eligible Options; or

•      materially and adversely affect our business, condition (financial or other), operating results, operations or prospects or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

(c)           there shall have occurred:

•      any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•      any significant change in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operating results, operations or prospects or on the trading in our common stock, or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer;

•      in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

•      any decline in either the Dow Jones Industrial Average, the NASDAQ Global Select Market or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on the commencement date of the Offer;

(d)           there shall have occurred any change in generally accepted accounting standards or the application or interpretation thereof that could or would require us for financial reporting purposes to record compensation expenses against our operating results in connection with the Offer that would be in excess of any compensation expenses that we would be required to record under generally accepted accounting standards in effect at the time we commence the Offer;

(e)           a tender or exchange offer with respect to some or all of our outstanding common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

•      any person, entity or “group,” within the meaning of Section 13(d)(3) of the 1934 Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before the commencement date of the Offer;

•      any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before the commencement date of the Offer shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

•      any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;

(f)            any change or changes shall have occurred in our business, condition (financial or other), assets, operating results, operations, prospects or stock ownership or that of our subsidiaries that, in our judgment, is or may be material to us or our subsidiaries or other affiliated entities or otherwise makes it inadvisable for us to proceed with the Offer; or

(g)           any rules, regulations or actions by any governmental authority, the NASDAQ Stock Market, or other regulatory or administrative authority of any national securities exchange have been enacted, enforced or deemed applicable to Zoran that makes it inadvisable for us to proceed with the Offer.

The conditions to the Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the Expiration Date. We may waive them, in whole or in part, at any time and from time to time before the Expiration Date, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.             PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

There is no established trading market for the Eligible Options or any other options granted under our Plans.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “ZRAN.” The following table shows, for the periods indicated, the high and low sales prices per share of our common stock on the NASDAQ Global Select Market.

	HIGH	LOW
FISCAL YEAR ENDING DECEMBER 31, 2007:
Second Quarter (through May 31, 2007)	$22.00	$16.92
First Quarter	$18.10	$13.50

FISCAL YEAR ENDING DECEMBER 31, 2006:
Fourth Quarter	$16.80	$13.45
Third Quarter	$24.47	$13.69
Second Quarter	$29.85	$20.90
First Quarter	$22.50	$16.02

FISCAL YEAR ENDING DECEMBER 31, 2005:
Fourth Quarter	$17.50	$12.33
Third Quarter	$17.27	$13.10
Second Quarter	$14.10	$8.71
First Quarter	$11.77	$9.58

FISCAL YEAR ENDING DECEMBER 31, 2004:
Fourth Quarter	$16.81	$9.48
Third Quarter	$18.70	$13.40
Second Quarter	$18.90	$16.22
First Quarter	$22.48	$15.60

On May 31, 2007 the last reported sale price of our common stock on the NASDAQ Global Select Market was $20.13 per share.

The price of our common stock has been, and in the future may be, volatile and could decline. The trading price of our common stock has fluctuated in the past and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies, and that have often been unrelated or disproportionate to the operating performance of these companies.

9.             SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF AMENDED OPTIONS.

Consideration. If we accept the tender of your Eligible Options for amendment, the exercise price per share will be increased to the Adjusted Exercise Price determined for each such option. Except for such Adjusted Exercise Price, all the terms and provisions in effect for the Eligible Option at the time of tender will continue in effect after the amendment. Accordingly, each Amended Option will continue to vest in accordance with the same vesting schedule measured from the same vesting commencement date currently in effect for each such option, and the exercise period and expiration date for each option will also remain unchanged.

If you are not in the employ of Zoran or any affiliated entity on the Amendment Date, then none of your tendered Eligible Options will be accepted for amendment. The tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share.

Should you accept the Offer, then with respect to each of your Eligible Options that is amended to increase the exercise price per share to the Adjusted Exercise Price determined for that option, you will be eligible to receive the Cash Bonus. We expect that the Cash Bonus will be paid on January 4, 2008 from Zoran’s general assets, and you will be a general creditor of Zoran with respect to the Cash Bonus.

If all Eligible Options tendered pursuant to the Offer are amended, then the resulting Amended Options will cover approximately 204,556 shares of our common stock in the aggregate, which represents approximately 0.4% of the total number of shares of our common stock outstanding as of April 30, 2007. The Cash Bonuses payable pursuant to the Offer will be in the total maximum dollar amount of approximately $424,000, assuming the exercise price of each tendered Eligible Option is increased to the fair market value per share on the Measurement Date of that option.

Terms of Amended Options. The amendment of the tendered Eligible Options pursuant to the Offer will not create any contractual or other right of the tendering Eligible Optionees to receive any future grants of stock options, restricted stock units or other stock-based compensation. The Offer does not change the “at-will” nature of an Eligible Optionee’s employment with us, and an Eligible Optionee’s employment may be terminated by us or by the optionee at any time, for any reason, with or without cause. The employment of Eligible Optionees outside the United States may be terminated subject to the requirements of local law and the terms of any employment agreement.

The Eligible Options have all been granted pursuant to the Plans. Each Amended Option will continue to remain outstanding under the Plan under which it was originally granted. The Amendment Agreement to be used to evidence the increase to the exercise price of each Eligible Option amended pursuant to the Offer have been filed with the SEC as exhibits to the Schedule TO.

Information about the Plans may be found in the Plans, which are filed as exhibits to the Schedule TO available at www.sec.gov and are incorporated herein by reference, and in the S-8 Registration Statements and the related Prospectuses prepared in connection with each Plan. Please contact Karen Pereira at (408) 523-6596 or karen.pereira@zoran.com to request copies of the Plans and the related Prospectuses. Copies will be provided promptly and at our expense. You should carefully review the current terms of your Eligible Options, as well as the applicable Plan.

Accounting Treatment. In accordance with the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123R (revised 2004) (“SFAS 123R”),

effective with our 2006 fiscal year, the stock options that we grant to our employees under the Plans must be valued, under an appropriate valuation formula, at their fair value as of the grant date, and that fair value must then be charged as a direct compensation expense against our reported earnings over the designated vesting period of the award. Similar option expensing will be required for any unvested options that were outstanding on the January 1, 2006 effective date of SFAS 123R, with the grant date fair value of those unvested options to be expensed against our earnings over the remaining vesting period.

Please see Section 13 below for a discussion of the accounting treatment of the Offer.

10.          AMENDED OPTIONS WILL NOT DIFFER FROM ELIGIBLE OPTIONS.

Except for the Adjusted Exercise Price, all the terms and provisions in effect for the Eligible Option at the time of tender will continue in effect if that option is amended pursuant to the Offer. Accordingly, each Amended Option will continue to vest in accordance with the vesting schedule currently in effect for that option at the time of the amendment, and the exercise period and option term for that Amended Option will also remain unchanged.

11.          INFORMATION CONCERNING ZORAN.

Zoran Corporation is a leading provider of digital solutions in the digital entertainment and digital imaging market.

Our products consist of integrated circuits and related products used in digital versatile disc, or DVD, players, movie and home theater systems, digital cameras and video editing systems. We also provide integrated circuits, software and platforms for digital television applications that enable the delivery and display of digital video content through a set-top box or television as well as digital imaging products consisting of semiconductor hardware and software that enable users to print, scan, process and transmit documents to computer peripherals that perform printing functions. Subsequent to our acquisition of Emblaze Semiconductor Ltd. on July 8, 2004, we also provide high performance, low-power application processors, technology and products for the multimedia mobile phone market. Through the acquisition of Oren Semiconductor, Inc. on June 10, 2005, we obtained Oren’s demodulator IC technology for the global high definition television market. We sell our products to original equipment manufacturers, or OEMs that incorporate them into digital video and audio products for consumer and commercial applications.

We were incorporated in California in December 1981 and reincorporated in Delaware in November 1986. Our corporate headquarters are located at 1390 Kifer Road, Sunnyvale, California 94086, and our telephone number is (408) 523-6500. Our website can be found at www.zoran.com.

Financial Information. The following selected financial data is derived from our consolidated financial statements as filed with the SEC. The selected financial data should be read in conjunction with the consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC on April 20, 2007 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 filed with the SEC on May 10, 2007.

	Year Ended December 31,		Three Months Ended March 31,
	2005	2006	2007
	(in thousands)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments	$149,346	$296,229	$295,942
Working capital	170,114	314,790	331,328
Total assets	602,631	676,630	662,983
Accumulated deficit	(243,838)	(227,510)	(232,941)
Total stockholders’ equity	$496,924	$583,997	$662,983

	Year Ended December 31,		Three Months Ended March 31,
	2005	2006	2006	2007
	(in thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
Total revenues	$395,758	$495,805	$142,246	$101,659
Gross profit	209,586	269,545	88,596	57,461
Operating income (loss)	(29,879)	10,556	26,712	(8,289)
Net income (loss)	(30,272)	16,328	20,683	(5,884)
Basic net income (loss) per share	$(0.68)	$0.34	$0.45	$(0.12)
Diluted net income (loss) per share	$(0.68)	$0.33	$0.43	$(0.12)
Shares used in basic per share calculations	44,267	48,353	46,207	49,442
Shares used in diluted per share calculations	44,267	50,099	48,487	49,442

See Section 18 below for instructions on how you can obtain copies of our SEC reports that contain the audited financial statements we have summarized above.

12.          INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS; AND MATERIAL AGREEMENTS WITH DIRECTORS AND OFFICERS.

The directors and executive offices of Zoran and their respective positions and offices as of April 30, 2007 are set forth in the following table:

Name	Principal Occupation	Age	Director Since
Directors:
Levy Gerzberg, Ph.D.	President and Chief Executive Officer of Zoran	62	1981
Uzia Galil	Chairman and Chief Executive Officer of Uzia Initiative and Management Ltd.; Chairman of Board of Directors of Zoran	82	1983
Raymond A. Burgess	President and Chief Executive Officer of TeraVicta Technologies Inc.	48	2005
James D. Meindl, Ph.D.	Professor of Microelectronics, Georgia Institute of Technology	74	1986

Name	Principal Occupation	Age	Director Since
James B. Owens, Jr.	Consultant	57	2003
David Rynne	Retired	65	2003
Arthur B. Stabenow	Private Investor	68	1990
Philip M. Young	General Partner, U.S. Venture Partners	67	1986

Officers:
Karl Schneider	Senior Vice President, Finance and Chief Financial Officer of Zoran	52
Isaac Shenberg, Ph.D.	Senior Vice President, Business Development of Zoran	56

The address of each board member and executive officer is c/o Zoran Corporation, 1390 Kifer Road, Sunnyvale, California 94086.

The following table shows the holdings of Zoran common stock as of April 30, 2007 by each director and each executive officer of Zoran.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Levy Gerzberg, Ph.D. (1)	1,217,714	2.46%
Isaac Shenberg, Ph.D. (2)	478,094	*
Karl Schneider (3)	374,592	*
Uzia Galil (4)	139,886	*
Arthur B. Stabenow (5)	187,446	*
James D. Meindl, Ph.D. (6)	105,820	*
Philip M. Young (7)	118,200	*
David Rynne (8)	101,733	*
James B. Owens, Jr. (9)	75,000	*
Raymond A. Burgess (10)	30,000	*
All directors and executive officers as a group (10 persons) (11)	2,828,485	5.71%

*             Does not exceed 1% of the outstanding shares.

(1)           Includes 1,076,576 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after April 30, 2007. Also includes 141,138 shares beneficially owned by Levy Gerzberg.

(2)           Consists of 478,094 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after April 30, 2007.

(3)           Includes 367,500 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after April 30, 2007.  Also includes 7,092 shares beneficially owned by Karl Schneider.

(4)           Includes 4,512 shares held by Mr. Galil’s spouse. Mr. Galil may be deemed to be a beneficial owner of these shares, although Mr. Galil disclaims such beneficial ownership. Also includes 111,000 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after April 30, 2007. Also includes 24,374 shares beneficially owned by Uzia Galil.

(5)           Includes 130,050 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after April 30, 2007. Also includes 57,396 shares beneficially owned by Art Stabenow.

(6)           Includes 111 shares held jointly with Dr. Meindl’s spouse and 1,909 shares held by James and Frederica Meindl as trustees of the Meindl Trust dated February 4, 1972. Also includes 103,800 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after April 30, 2007.

(7)           Consists of 111,000 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after April 30, 2007. Also includes 7,200 shares beneficially owned by Philip Young.

(8)           Consists of 101,733 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after April 30, 2007.

(9)           Consists of 75,000 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after April 30, 2007.

(10)         Consists of 30,000 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after April 30, 2007.

(11)         See notes 1 through 10. Includes an aggregate of 2,584,753 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after April 30, 2007 beneficially owned by executive officers and directors.

During the 60-day period ended April 30, 2007:

•      we granted options to purchase 1,200,515 shares of our common stock, of which options to purchase 170,600 shares were granted to our directors and executive officers;

•      individuals exercised options to acquire 74,943 shares of our common stock with exercise prices per share ranging from $2.9403 to $17.23, of which none were acquired by our directors and executive officers; and

•      options to purchase an aggregate of 25,540 shares of our common stock under all of our various stock plans were canceled, of which none were held by our directors and executive officers.

The following non-employee Board members and executive officers were parties to the foregoing transactions involving Zoran common stock conducted during the 60-day period ended April 30, 2007:

•      On April 26, 2007, Dr. Gerzberg was granted an option to purchase 100,000 shares of our common stock at a per share exercise price of $19.78.  This option vests with respect to 25% of the shares on the one-year anniversary of the date of grant and 2.083% of the shares monthly thereafter.

•      On April 26, 2007, Mr. Schneider was granted an option to purchase 40,000 shares of our common stock at a per share exercise price of $19.78.  This option vests with respect to 25% of the shares on the one-year anniversary of the date of grant and 2.083% of the shares monthly thereafter.

•      On April 26, 2007, Dr. Shenberg was granted an option to purchase 30,600 shares of our common stock at a per share exercise price of $19.78.  This option vests with respect to 25% of the shares on the one-year anniversary of the date of grant and 2.083% of the shares monthly thereafter.

13.          STATUS OF OPTIONS ACCEPTED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

The terms and provisions of each Amended Option will not differ from the terms and provisions in effect for that option at the time of tender, except that the Amended Option will have an exercise price equal to the Adjusted Exercise Price determined for that option. Accordingly, each Amended Option will continue to remain an outstanding option under the particular Plan under which it was originally granted.

Pursuant to the accounting standards in effect under SFAS 123R, a company modifying an award under SFAS No. 123(R) would incur non-cash compensation cost for any incremental difference in fair value between the new award and the old award, measuring the old award’s fair value immediately before the modification. If the Eligible Options are tendered, the modified awards result in a lower fair value than the original awards, and thus, we will not recognize a compensation expense for financial reporting purposes with respect to the amendment of the Eligible Options to increase the exercise price per share to the applicable Adjusted Exercise Prices. We will, however, recognize a compensation expense for financial reporting purposes in the amount of the Cash Bonuses that become payable pursuant to the terms of the Offer. That expense will be accrued for the fiscal quarter in which we accept the tendered Eligible Options for amendment.

14.          LEGAL MATTERS; REGULATORY APPROVALS.

Except as noted in the paragraph below, we are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our increasing the exercise prices of the Eligible Options to the applicable Adjusted Exercise Prices or paying the applicable Cash Bonuses, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for such amendment to those options or the payment of the Cash Bonuses as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of the tendered Eligible Options for amendment or the payment of the applicable Cash Bonuses pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation to amend Eligible Options is subject to certain conditions, including the conditions described in Section 7 above.

15.          MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

The following is a general summary of the material U.S. federal income tax consequences applicable to the amendment of the Eligible Options and the payment of the Cash Bonuses. State and local tax consequences are not addressed.

Acceptance of Offer. If you tender your Eligible Options, you will not recognize any taxable income for U.S. federal income tax purposes at the time of your tender.

Amendment of Option. The amendment of your Eligible Option to increase the exercise price per share to the Adjusted Exercise Price determined for that option is not a taxable event for U.S. federal income tax purposes.

Exercise of Amended Option. Your Amended Option will be taxable as a non-statutory stock option for U.S. federal income tax purposes. Accordingly, upon each exercise of such option, you will recognize immediate taxable income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and Zoran must collect the applicable withholding taxes with respect to such income.

Sale of Acquired Shares. The subsequent sale of the shares acquired upon the exercise of your Amended Option will give rise to a capital gain to the extent the amount realized upon that sale exceeds the sum of the (i) exercise price paid for the shares plus (ii) the taxable income recognized in connection with the exercise of such option for those shares. A capital loss will result to the extent the amount realized upon such sale is less than such sum. The gain or loss will be long-term if the shares are not sold until more than one year after the date the Amended Option is exercised for those shares.

Cash Bonus. You will be immediately taxed upon receipt of the Cash Bonus. The payment will constitute wages for tax withholding purposes. Accordingly, Zoran must withhold all applicable federal, state and local income and employment withholding taxes, and you will receive only the portion of the payment remaining after those taxes have been withheld.

Foreign Taxation. If you are subject to the tax laws of jurisdictions in addition to the Untied States, you should be aware that tax consequences of more than one country may apply to you as a result of your receipt, vesting or exercise of a Zoran option grant and/or your participation in the Offer. You should consult your personal tax advisor to discuss these consequences. We will distribute short summaries of some of those consequences with respect to some of the countries where Eligible Optionees are located. If you are subject to the tax laws of jurisdictions outside of the United States, you should review the summary applicable to such foreign jurisdiction.

At this time there is relatively little guidance as to how Section 409A applies to Eligible Options that are amended pursuant to the Offer. However, we believe that we have complied in good faith with available guidance with respect to offering to amend Eligible Options pursuant to the Offer to avoid the adverse personal tax consequences of Section 409A. Nevertheless, guidance issued after the date of the Offer or a determination by the IRS could provide that Amended Options do not avoid such adverse personal tax consequences.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FOREIGN AND U.S. FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

16.          EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 above has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance of any Eligible Options for amendment by giving notice of such extension to the tendering Eligible Optionees and making a public announcement thereof.

We also expressly reserve the right, in our judgment, at any time before the Expiration Date, to terminate or amend the Offer and to postpone our acceptance of any tendered Eligible Options for amendment upon the occurrence of any of the conditions specified in Section 7 above, by giving written or electronic notice of such termination or postponement to the tendering Eligible Optionees and making a public announcement thereof. Our reservation of the right to delay our acceptance of the tendered Eligible Options for amendment is limited by Rule 13e-4(f)(5) promulgated under the 1934 Act, which requires that we must pay the consideration offered or return the tendered Eligible Options promptly after termination or withdrawal of the Offer.

Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment will be issued no later than 9:00 a.m. Pacific Time on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to Eligible Optionees in a manner reasonably designated to inform option holders of such change.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the 1934 Act. Those rules require that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

If we decide to take any of the following actions, we will give notice of such action and keep the Offer open for at least ten business days after the date of such notification:

(i)            we increase or decrease the amount of consideration offered for the Eligible Options; or

(ii)           we decrease the number of Eligible Options eligible to be tendered in the Offer.

17.          FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting submissions of Eligible Options for amendment pursuant to the Offer.

18.          ADDITIONAL INFORMATION.

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this document is a part, with respect to the Offer. This document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to tender your Eligible Options for amendment:

(i)            our Annual Report on Form 10-K for our fiscal year ended December 31, 2006, filed with the SEC on April 20, 2007, as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on April 30, 2007;

(ii)           our Registration Statement on Form S-8, filed with the SEC on August 14, 2003;

(iii)          our Registration Statement on Form S-8, filed with the SEC on December 13, 2002;

(iv)          our Registration Statement on Form S-8, filed with the SEC on December 5, 2001;

(v)           our Registration Statement on Form S-8, filed with the SEC on November 6, 2000;

(vi)          Registration Statement on Form S-8, filed by Oak Technology, Inc. with the SEC on November 25, 2002;

(vii)         all other reports filed pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by our Annual Report referred to in (i) above; and

(viii)        the description of our common stock included in our registration statement on Form 8-A, which was filed with the SEC on July 13, 1999, including any amendments or reports we file for the purpose of updating that description.

The SEC file number for these filings is 000-27246. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings are available to the public on the SEC’s website at www.sec.gov. These filings may also be examined, and copies may be obtained, at the following SEC public reference room:

100 F Street, N.E.
Washington, D.C. 20549

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

We will also provide without charge to each person to whom a copy of this document is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Zoran Corporation
1390 Kifer Road
Sunnyvale, California 94086
Attn: Karen Pereira

or by contacting Karen Pereira at (408) 523-6596 or karen.pereira@zoran.com.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this document, you should rely on the statements made in the most recent document.

The information relating to Zoran in this document should be read together with the information contained in the documents to which we have referred you.

19.          FORWARD-LOOKING STATEMENTS; MISCELLANEOUS.

This document and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the 1934 Act. You can identify these and other forward-looking statements by the use of words such as “may,” “will,” “could,” “would,” “should,” “expects,” “plans,” “anticipates,” “relies,” “believes,” “estimates,” “predicts,” “intends,” “potential,” “continue,” or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. However, the safe harbors of Section 27A of the Securities Act and 21E of the 1934 Act do not apply to statements made in connection with the Offer. These forward-looking statements involve risks and uncertainties that include, among others, those set forth in the section entitled “Risk Factors Related to the Offer.” More information about factors that potentially could affect our financial results is included in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC on April 20, 2007. You are cautioned not to place undue reliance on these forward-looking statements, and we expressly assume no obligations to update the forward-looking statements in this document that occur after the date hereof.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we intend to make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law or we determine that further efforts to comply are not advisable, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Eligible Options residing in such jurisdiction.

We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this document, the related Tender Offer Statement on Schedule TO or in the related Election Form and Stock Option Amendment and Cash Bonus Agreement. If anyone makes any representation to you or gives you any information different from the representations and information contained in this document, the related Tender Offer Statement on Schedule TO or in the related Election Form and Stock Option Amendment and Cash Bonus Agreement, you must not rely upon that representation or information as having been authorized by us.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Eligible Options pursuant to the Offer. You should rely only on the representations and information contained in this document, the related Tender Offer Statement on Schedule TO, Election Form and Stock Option Amendment and Cash Bonus Agreement and such other documents to which we have referred you.

Zoran Corporation	June 1, 2007